Exhibit 99.1

Syndax Announces Pivotal AUGMENT-101 Trial of Revumenib in Relapsed/Refractory KMT2Ar Acute Leukemia Meets Primary Endpoint and Stopped Early for Efficacy Following Protocol-Defined Interim Analysis

– Trial met its primary endpoint with a CR/CRh rate of 23% at interim analysis of the pooled KMT2Ar AML and ALL cohorts (p-value = 0.0036); an additional 14% of patients proceeded to transplant without achieving CR/CRh –

– 65% (32/49) overall response rate in KMT2Ar AML; CR/CRh rate of 24.5% –

– 50% (7/14) of transplanted patients have initiated, and 21% (3/14) of transplanted patients could initiate revumenib as post-transplant maintenance highlighting opportunity for long-term therapy –

– 6.4-month median duration of CR/CRh as of the data cutoff with 46% continuing in remission –

– Favorable safety and tolerability profile; only 6% discontinued due to treatment related adverse events –

– Syndax poised to submit FDA filings for revumenib and axatilimab by the end of 2023 –

– Syndax to host a conference call today at 8:00 a.m. ET –

WALTHAM, Mass., October 2, 2023 /PRNewswire/ -- Syndax Pharmaceuticals (Nasdaq: SNDX), a clinical-stage biopharmaceutical company developing an innovative pipeline of cancer therapies, today announced positive topline data from the protocol-defined pooled analysis of the pivotal AUGMENT-101 trial of revumenib, a first-in-class menin inhibitor, in adult and pediatric patients with relapsed/refractory (R/R) KMT2A-rearranged (KMT2Ar) acute myeloid leukemia (AML) and acute lymphoid leukemia (ALL).

The AUGMENT-101 trial met its primary endpoint at the protocol-defined interim analysis stage with a complete remission (CR) or a CR with partial hematological recovery (CRh) rate of 23% (13/57; 95% confidence interval [CI]: [12.7, 35.8, one-sided p-value = 0.0036]) among the 57 efficacy evaluable patients in the pooled KMT2Ar acute leukemia cohort. The CR/CRh rate in patients with KMT2Ar AML was 24.5% (12/49). The CR/CRh responses in both the overall population and the AML subset were durable with a 6.4-month (95% CI: 3.4, NR) median duration as of the July 24, 2023 data cut-off, with 46% (6/13) remaining in response. Minimal residual disease (MRD) status was assessed in 10 of the 13 patients who achieved a CR/CRh, 70% (7/10) of whom were MRD negative.

In the efficacy-evaluable patients, the overall response rate1 was 63% (36/57; 95% CI: [49.3, 75.6]). A total of 14 (39%) patients who achieved an overall response underwent hematopoietic stem cell transplant (HSCT), eight of whom did not achieve a CR or CRh prior to transplant. Half (7/14) of the patients who had an HSCT received post-transplant maintenance with revumenib and three additional patients (3/14; 21%) were in follow-up and are eligible to restart revumenib as post-transplant maintenance.

Based on the Independent Data Monitoring Committee (IDMC) recommendation, the Company is stopping the trial to further accrual in the KMT2Ar cohorts. Syndax continues to expect to submit an NDA for revumenib for the treatment of R/R KMT2Ar acute leukemia to the U.S. Food and Drug Administration (FDA) by year-end.

“We are thrilled to report positive results for revumenib in KMT2Ar acute leukemia that demonstrate the utility of its practice-changing clinical profile and highlight revumenib’s potential as a first- and best-in-class agent,” said Michael A. Metzger, Chief Executive Officer of Syndax. “Breakthrough Therapy

Designation has enabled us to work closely with the FDA to submit an NDA by year-end. Enrollment in the mNPM1 cohort of AUGMENT-101 is also progressing well, and we are rapidly advancing that program to an anticipated filing following KMT2Ar. Syndax is funded into the second half of 2025, including through multiple key milestones and both product launches in 2024, which will put us on a clear path to realize the full blockbuster potential of revumenib and axatilimab.”

AUGMENT-101 has enrolled a total of 94 acute leukemia patients in the KMT2Ar cohorts of the pivotal trial as of the July 2023 data cutoff (referred to as the “safety population”), 57 of whom had central confirmation of their KMT2Ar status, sufficient follow-up and were evaluable for efficacy. The majority of patients included in the efficacy-evaluable population (56%; 32/57) relapsed following treatment with at least one salvage regimen (refractory relapse patients) prior to enrollment, including nearly half (46%; 26/57) having undergone prior stem cell transplant. Seventy-two percent (41/57) of patients were previously treated with venetoclax.

Revumenib was well tolerated and consistent with the Company’s previously reported data. Treatment-related adverse events (TRAEs) leading to dose reductions and treatment discontinuation were low at 9% (8/94) and 6% (6/94), respectively. TRAEs of any grade in greater than 20% of patients included nausea (28%), differentiation syndrome (DS) (27%), and QTc prolongation (23%). Grade 3 DS was observed in 15% (14/94) of patients while one patient (1%) experienced Grade 4 DS and no patients experienced a Grade 5. Grade 3 QTc prolongation was observed in 14% (13/94) of patients, with no Grade 4 or 5 events. There were no discontinuations related to DS or QTc prolongation on the trial.

“There is a critical need for new therapies to treat R/R KMT2Ar acute leukemias. There are no approved treatments for this population, where currently the expected response rate to standard of care treatment is less than 10%, and the expectation for survival is less than three months.2 This pivotal dataset of revumenib monotherapy in heavily pretreated R/R patients is very compelling in that it demonstrates significant clinical benefit that includes deep molecular remissions and is well tolerated,” said Ibrahim Aldoss, M.D., Assistant Attending Physician and Associate Professor, Division of Leukemia, Department of Hematology & Hematopoietic Cell Transplantation at the City of Hope, and Principal Investigator in the AUGMENT-101 trial. “The responses were durable with a high proportion of patients proceeding to potentially curative transplant and re-starting revumenib therapy. This is especially impressive given that these patients would generally not have an option for transplant with the current treatment options.”

Revumenib Near-Term Milestones

The Company has several trials of revumenib ongoing across the treatment landscape in mNPM1 and KMT2Ar acute leukemias. In addition to the clinical trials that Syndax is conducting, the Company is working with cooperative groups and leading investigators to further expand on the potential clinical benefit of revumenib. Syndax expects to achieve the following revumenib milestones by year-end:

•
Present additional AUGMENT-101 data in R/R KMT2Ar acute leukemia patients at an upcoming medical meeting.
•
Present preliminary data illustrating revumenib’s promising profile when combined with standard-of-care chemotherapy and venetoclax regimens.
•
Submit an NDA for the treatment of R/R KMT2Ar acute leukemias.
•
Complete enrollment of R/R mNPM1 acute leukemia patients in the AUGMENT-101 trial.

Conference Call and Webcast

Syndax will host a conference call and webcast to discuss the results of the AUGMENT-101 trial in KMT2Ar acute leukemias today, October 2, 2023, at 8:00 a.m. ET.

The live webcast may be accessed through the Events & Presentations page in the Investors section of the Company’s website. Alternatively, the conference call may be accessed through the following:

Conference ID: SNDX0923
Domestic Dial-in Number: 800-590-8290
International Dial-in Number: 240-690-8800
Live webcast: https://www.veracast.com/webcasts/syndax/events/Kwl396.cfm

For those unable to participate in the conference call or webcast, a replay will be available on the Investors section of the Company’s website at www.syndax.com approximately 24 hours after the conference call and will be available for 90 days following the call.

About Revumenib

Revumenib is a potent, selective, small molecule inhibitor of the menin-KMT2A binding interaction that is being developed for the treatment of KMT2A-rearranged, also known as mixed lineage leukemia rearranged or MLLr, acute leukemias including ALL and AML, and NPM1-mutant AML. Revumenib was granted Orphan Drug Designation by the FDA and European Commission for the treatment of patients with AML, and Fast Track designation by the FDA for the treatment of adult and pediatric patients with R/R acute leukemias harboring a KMT2A rearrangement or NPM1 mutation. Revumenib was granted Breakthrough Therapy Designation (BTD) by the FDA for the treatment of adult and pediatric patients with R/R acute leukemia harboring a KMT2A rearrangement. The Company anticipates submitting an NDA for KMT2Ar acute leukemias by year-end.

About AUGMENT-101

AUGMENT-101 is a Phase 1/2 open-label trial designed to evaluate the safety, tolerability, pharmacokinetics, and efficacy of orally administered revumenib. The Phase 1 dose escalation portion of AUGMENT-101 included two cohorts based on concomitant treatment with a strong CYP3A4 inhibitor. Arm A enrolled patients not receiving a strong CYP3A4 inhibitor, while Arm B enrolled patients receiving a strong CYP3A4 inhibitor. The Phase 2 pivotal portion of AUGMENT-101 has enrolled R/R patients across the following trial populations: patients with NPM1-mutant AML, patients with KMT2Ar AML, and patients with KMT2Ar ALL. Following the receipt of Breakthrough Therapy designation from the FDA for revumenib for the treatment of R/R acute leukemia harboring a KMT2A rearrangement, regardless of age or tumor type, and based on discussions with the FDA, the Company decided to pool data from the AUGMENT-101 cohorts enrolling R/R KMT2Ar AML and R/R KMT2Ar ALL. Based on the IDMC recommendation at the protocol pre-specified interim analysis, the Company is stopping the trial to further accrual in the KMT2A cohorts. The trial continues to enroll R/R patients with mNPM1 AML and expects to complete enrollment of this cohort by year-end. The primary endpoint for each of the cohorts is efficacy as measured by complete remission rate (CR + CRh) per protocol, with secondary endpoints including duration of response (DOR) and overall survival (OS).

About KMT2A (MLL) Rearranged Acute Leukemia

Rearrangements of the KMT2A (mixed lineage leukemia or MLL) gene give rise to KMT2Ar acute leukemia that is known to have a poor prognosis, with less than 25% of adult patients surviving past five years. KMT2A genes produce fusion proteins that require interaction with the protein called menin to drive leukemic cancer growth. Disruption of the menin-KMT2Ar interaction has been shown to halt the growth of KMT2Ar leukemic cells.

KMT2Ar acute leukemia can phenotypically appear as AML, ALL, or mixed phenotype acute leukemia (MPAL) and is routinely diagnosed through currently available cytogenetic or molecular diagnostic techniques. The median overall survival (OS) after standard of care first-line treatment, including intensive chemotherapy and transplant, is less than one year and the majority of patients suffer relapse within five years. Most R/R patients treated with second-line therapy relapse within the first year. With third line treatment or beyond, only a small percentage of patients achieve complete remission (CR), and the median OS is less than three months. There are currently no approved therapies indicated for KMT2A- rearranged acute leukemia.

About NPM1-Mutant Acute Myeloid Leukemia

NPM1-mutant AML, which is distinguished by mutations in the NPM1 gene that drive the leukemic phenotype, is the most common type of cytogenetically normal adult AML and represents approximately 30% of all adult AML cases. This subtype of AML has a five-year overall survival rate of approximately 50%. Similar to KMT2A- rearranged acute leukemia, NPM1-mutant AML is highly dependent on the expression of specific developmental genes shown to be negatively impacted by inhibitors of the menin-KMT2A interaction. NPM1-mutant AML is routinely diagnosed through currently available screening techniques. There are currently no approved therapies indicated for NPM1-mutant AML.

About Syndax

Syndax Pharmaceuticals is a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies. Highlights of the Company’s pipeline include revumenib, a highly selective inhibitor of the menin–KMT2A binding interaction, and axatilimab, a monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor. For more information, please visit www.syndax.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “could,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax’s product candidates, the potential submission of an NDA by year-end, and the potential use of our product candidates to treat various cancer indications. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax’s collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

References

1 Overall response rate includes CR, CRh, CRp, CRi, MLFS, and PR

CR = Complete remission

CRh = Complete remission with partial hematologic recovery

CRp = Complete remission with incomplete platelet recovery

CRi = Complete remission with incomplete count recovery

MLFS = Morphologic leukemia-free state

PR = Partial response

2 Issa GC et al. Blood Cancer J. 2021 Sept 29;11(9);162

Syndax Contact

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

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